EXHIBIT 3.7

CERTIFICATE OF AMENDMENT OF
SECOND RESTATED ARTICLES OF INCORPORATION
OF
SIGMA DESIGNS, INC.

The undersigned, Thinh Q. Tran and Thomas E. Gay III, certify that:

1.           They are the duly elected and acting President and Chief Executive Officer, and Secretary and Chief Financial Officer, respectively, of Sigma Designs, Inc., a California corporation (the “Corporation”).

2.           Article III of the Second Restated Articles of Incorporation of the Corporation is amended in its entirety to read in full as follows:

“The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares which this Corporation is authorized to issue is 102,000,000.  The number of Preferred Stock which this Corporation is authorized to issue is 2,000,000.  The number of shares of Common Stock which this Corporation is authorized to issue is 100,000,000.

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.”

* * *

3.           The foregoing amendment of the Second Restated Articles of Incorporation was duly approved by the Board of Directors of the Corporation on November 1, 2007.

4.           The foregoing amendment of the Second Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 of the California Corporations Code.  The Corporation has no shares of Preferred Stock outstanding.  The total number of outstanding shares of Common Stock entitled to vote with respect to the foregoing amendment was 29,567,197.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock voting separately as a class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  January 25, 2008.

/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer

/s/ Thomas E. Gay III
Thomas E. Gay III Secretary and Chief Financial Officer